Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

THIS AGREEMENT dated as of October 27, 2003 is made between HealthGate Data Corp., a Delaware corporation (the “Company”), EBM Solutions, Inc. (“EBM”) and the persons and entities listed on Schedule 1 hereto (collectively EBM and the persons and entities listed on Schedule 1 shall be referred to as the “Purchasers”).

WHEREAS, the Company and EBM have entered into an Asset Purchase Agreement dated October 3, 2003 (the “Asset Purchase Agreement”), pursuant to which the Company shall issue to EBM shares of the Company’s Common Stock and a warrant for the purchase of 333,333 shares of the Company’s Common Stock (the “Warrant”);

WHEREAS, the Company and certain of the Purchasers have entered into a Stock Purchase Agreement dated October 3, 2003 (the “Stock Purchase Agreement”) pursuant to which the Purchasers shall acquire shares of the Company’s Common Stock; and

WHEREAS, the Company and the Purchasers desire to provide for certain arrangements with respect to the registration of shares of capital stock of the Company under the Securities Act of 1933;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, the parties hereto agree as follows:

1.                                       Demand Registrations.

(a)  Requests for Registration.  At any time commencing January 1, 2005, the holders of at least 40% of the Registrable Securities may request registration under the Securities Act of all or part of their Registrable Securities on Form S-1 or any similar or successor long-form registration (“Long-Form Registrations”), and the holders of at least 25% of the Registrable Securities may request registration under the Securities Act of all or part of their Registrable Securities on Form S-3 or any similar or successor short-form registration (“Short-Form Registrations”), if a Short-Form Registration is then available to the Company. Within twenty business days after receipt of any such request, the Company will give written notice of such requested registration to all other holders of Registrable Securities and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the receipt of the Company’s notice. All registrations requested pursuant to this Section 1(a) are referred to herein as “Demand Registrations”.

(b)  Long-Form Registration.  The holders of Registrable Securities will be entitled to request one Long-Form Registration in which the Company will pay all Registration Expenses; provided that the aggregate offering value of the Registrable Securities requested to be registered in the Long-Form Registration must equal at least $1,000,000.  A registration will not count as a

Long-Form Registration until it has become effective unless discontinued at the request of the holders of the Registrable Securities included therein.

(c)  Short-Form Registrations.  In addition to the Long-Form Registration provided pursuant to Section l(b), the holders of Registrable Securities will be entitled to request not more than two Short-Form Registrations in which the Company will pay all Registration Expenses; provided that the offering value of the Registrable Securities requested to be registered in any Short-Form Registration shall be at least $1,000,000 and not more than one Short-Form Registration may be effected in any calendar year. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form.

(d)  Priority on Demand Registrations.  If a Demand Registration is an underwritten offering, and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and other securities entitled to be included exceeds the number of Registrable Securities and other securities which can be sold in such offering, then, the Company will include in such registration (i) first, securities with senior registration rights under Existing Registration Rights Agreements, and (ii) second, the Registrable Securities and other securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities so requested to be included therein.  Any Persons other than holders of Registrable Securities who participate in Demand Registrations must pay their share of the Registration Expenses as provided in Section 5 unless otherwise agreed to by the Company’s board of directors.

For the purpose of this Agreement, “Existing Registration Rights Agreements” shall mean the following: (i) the Company’s Registration Agreement with David Friend and William Nelson, dated March 16, 1995, (iii) the Company’s Registration Agreement with Purchasers of Series C Shares, dated August 21, 1996, (iv) the Company’s Registration Agreement with Blackwell Science, Ltd., dated October 20, 1996, (v) the Company’s Registration Agreement with Petra Capital, LLC, dated March 26, 1998.

(e)  Restrictions.  If, at the time of any request to register Registrable Securities pursuant to this Section 1, the Company

(i)  has filed, or has definite plans to file within 90 days after the time of the request, a registered public offering as to which the holders may include Registrable Securities pursuant to Section 2, or

(ii)  is engaged in any other activity which, in the good faith determination of the Company’s board of directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company’s board of directors may at its option direct that such request be delayed for a period not in excess of six months from the effective date of such offering or the date of commencement or compilation, as applicable, of such other activity, as the case may be, and such right to delay a requested registration may not be exercised by the Company more than once in any

12-month period.  If the holders of Registrable Securities included therein elect to discontinue a delayed registration, the Company will pay all of the Registration Expenses in connection therewith, and such registration will not count as one of the permitted Demand Registrations. The Company will not in any event be obligated to effect any Demand Registration within six months after the effective date of a previous Demand Registration.

(f)  Selection of Underwriters.  The holders of a majority of the Registrable Securities included in any Demand Registration will have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Company’s approval which will not be unreasonably withheld.

2.                                       Piggyback Registrations.

(a)  Right to Piggyback.  Whenever the Company proposes to register any of its securities under the Securities Act (other than pursuant to a Demand Registration) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 15 days after the Company gives its notice.

(b)  Piggyback Expenses.  The Registration Expenses of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations.

(c)  Priority on Initial Public Offering Registration.  If the Company goes private and subsequently a Piggyback Registration is an underwritten primary registration on behalf of the Company which is an initial public offering, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, securities with senior registration rights under Existing Registration Rights Agreements, (iii) third, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of shares owned by such holders, and (iv) fourth, other securities requested to be included in such registration.

(d)  Priority on Primary and Secondary Registrations.  If a Piggyback Registration is an underwritten primary registration on behalf of the Company which is not an initial public offering or a secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, the Company will include in such registration (i) first, securities with senior registration rights under Existing Registration Rights Agreements, and (ii) second, the Registrable Securities and other securities requested to be included in such registration, pro rata among the holders of such securities on the basis of the number of securities so requested to be included therein.

(e)  Other Registrations.  If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to Section 1 or pursuant to this Section 2, and if such previous registration has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least three months has elapsed from the effective date of such previous registration, except in the case that the registration is a firm commitment underwriting, in which event the restrictions contained in this Section 2(e) will terminate upon the closing of such firm commitment underwriting.

3.  Holdback Agreements.

(a)  Each holder of Registrable Securities agrees not to effect any public sale or distribution of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration) unless the underwriters managing such registered public offering otherwise agree.

(b)  The Company agrees (i) not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or any underwritten Piggyback Registration in which Registrable Securities are included (except as part of such underwritten registration or pursuant to registrations on Form S-8 or any successor form) unless the underwriters managing such registered public offering otherwise agree, and (ii) to use its best efforts to cause each Person who holds at least 10% of the Common Stock of the Company (on a fully-diluted basis), acquired at any time after the date of this Agreement (other than in a registered public offering), to agree not to effect any public sale or distribution of any such securities during such period (except as part of such underwritten registration, if otherwise permitted) unless the underwriters managing such registered public offering otherwise agree.

4.  Registration Procedures.  Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(a)  prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel);

(b)  prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 90 days and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c)  furnish to each seller of such Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(d)  use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided, that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e)  notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)  cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed;

(g)  provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(h)  enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities; and

(i)  make available for inspection by any seller of such Registrable Securities, any underwriter participating in any disposition pursuant to this Agreement, and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement.

In connection with any Demand Registration or Piggyback Registration, the holders of Registrable Securities will expeditiously supply the Company with all information and copies of all documents reasonably necessary to effect such registration in compliance with the Securities Act and the rules and regulations thereunder and shall otherwise cooperate with the Company and its counsel in expediting the effectiveness of any such registration.

5.  Registration Expenses.

(a)  All expenses incident to the Company’s performance of or compliance with this Agreement, including without limitation all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, and fees and disbursements of counsel for the Company and all independent certified public accountants, underwriters (excluding discounts and commissions and excluding legal fees and disbursements of any counsel for the holders of Registrable Securities) and other Persons retained by the Company (all such expenses being herein called “Registration Expenses”) will be borne as provided in this Agreement, except that the Company will, in any event, pay its internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the expense of any liability insurance and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed.

(b)  To the extent Registration Expenses are not required to be paid by the Company, each holder of securities included in any registration hereunder will pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable will be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

6.  Indemnification.

(a)  The Company agrees to indemnify, to the extent permitted by law, each holder of Registrable Securities and, as applicable, such holder’s officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses caused by any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same.

(b)  In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission or alleged untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder; provided, that the obligation to indemnify will be several, not joint and several, among such holders of Registrable Securities participating in the registration and the liability of each such holder of Registrable Securities will be in proportion to and limited to the gross amount received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)  Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which such person seeks indemnification and (ii) unless in the reasonable judgment of counsel for such indemnified party (given in writing) a conflict of interest between such indemnified and indemnifying parties exists with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is so assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without the indemnifying party’s consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

(d)  The indemnification provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions for contribution to any indemnified party in the event the Company’s indemnification is unavailable for any reason as are reasonably requested by any indemnified party.

7.  Participation in Underwritten Registrations.  No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person’s securities on the basis provided in the underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.

8.  Subordination to Existing Registration Rights Agreements.  All the Company’s obligations and all Purchasers’ rights under this Agreement are subject and subordinate to the Company’s obligations and other stockholders rights under the Existing Registration Rights Agreement.

9.  Definitions.

(a)  The term “Registrable Securities” means (i) any Common Stock issued (A) to EBM under the Asset Purchase Agreement, (B) under the Warrant and (C) to Purchasers under the Stock Purchase Agreement, (ii) any Common Stock issued or issuable with respect to the Common Stock referred to in clause (i) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, and (iii) any other shares of Common Stock held by Persons holding securities described in clauses (i) or (ii) above. As to any particular Registrable Securities, such securities will cease to be Registrable Securities when they have ceased to be Restricted Securities under the particular Purchase Agreement pursuant to which such securities were issued; provided that any securities which cease to be Restricted Securities solely because they have become eligible for transfer pursuant to Rule 144 (or any similar rule then in force) will not cease to be Registrable Securities until they have actually been sold in compliance with Rule 144 (or any similar rule then in force). For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire such Registrable Securities (by conversion or otherwise), but disregarding any legal restrictions upon the exercise of such right), whether or not such acquisition has actually been effected.

(b)  Unless otherwise stated, other capitalized terms contained herein have the meanings set forth in the Purchase Agreement.

10.                                 Term.  This Agreement and all Purchaser’s rights under this Agreement shall terminate on October 31, 2007.

11.                                 Miscellaneous.

(a)  No Inconsistent Agreements.  The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to the holders of Registrable Securities in this Agreement.  The granting of piggy-back registration rights or demand registration rights that are pari passu or subordinated to Purchasers’ rights hereunder shall not be a breach of this Agreement by the Company.

(b)  Adjustments Affecting Registrable Securities.  The Company will not take any action, or permit any change to occur, with respect to its securities which would materially and adversely affect the ability of the holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement or which would materially and adversely affect the marketability of such Registrable Securities in any such registration (including, without limitation, effecting a stock split or a combination of shares).

(c)  Remedies.  Any Person having rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

(d)  Amendments and Waivers.  Except as otherwise provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of holders of a majority of the Registrable Securities.

(e)  Successors and Assigns.  All covenants and agreements in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not; provided, however, that no transferee of any Purchaser shall be entitled to any rights hereunder unless such transferee is a member of the “affiliated group” of the Purchaser (as defined below). The Company shall be given written notice by such Purchaser a reasonable time after such transfer stating the name and address of the transferee and identifying the securities with respect to which its rights hereunder are being assigned. Any transferee to whom rights hereunder are transferred shall, as a condition to such transfer, deliver to the Company a written instrument by which the transferee agrees to be bound by the obligations imposed upon such Purchaser hereunder to the same extent as if such transferee were an original party hereto. Notwithstanding the foregoing, any Purchaser which is a partnership, limited liability company or corporation may transfer rights granted to it to any partner or stockholder thereof to whom Registrable Securities are transferred and who delivers to the Company a written instrument by which such transferee agrees to be bound by the obligations imposed upon such Purchaser hereunder to the same extent as if such transferee were an original party hereto. As used herein, the term “affiliated group” includes a Purchaser’s spouse, parents, siblings and descendants (whether natural or adopted) and any trust solely for the benefit of such Purchaser and/or such Purchaser’s spouse, parents, siblings and/or descendants and, in the case of a Purchaser which is a corporation, limited liability company or partnership, any shareholder or partner thereof or any entity which controls, is controlled by or is under common control with such corporation, limited liability company or partnership.

(f)  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(g)  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

(h)  Descriptive Headings.  The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

(i)  Governing Law.  The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement and the schedule hereto will be governed by the internal law, and not the law of conflicts, of the Commonwealth of Massachusetts.

(j)  Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications will be sent

To the Company:	HealthGate Data Corp. 25 Corporate Drive, Suite 310 Suite 310 Burlington, MA 01803 Attention: William S. Reece, President

with a copy to:	Stephen M. Kane, Esq. Rich May, a Professional Corporation 176 Federal Street Boston, MA 02110

To The Purchaser:	At the address as maintained on the Company’s records.

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

HEALTHGATE DATA CORP.

By:	/s/ William S. Reece
Name: William S. Reece Title: Chairman and Chief Executive Officer

PURCHASERS:

EBM SOLUTIONS, INC.

By:	/s/ Eric Thrailkill
Name: Eric Thrailkill
Title: President and Chief Operating Officer

/s/ Harry R. Jacobson
Harry R. Jacobson (individually)

A.M PAPPAS LIFE SCIENCE VENTURES I, L.P.

By:	AMP&A Management, LLC, its general partner

	By:	/s/ Ford S. Worthy
Name: Ford S. Worthy
Title: Senior Vice President

SOLIDUS COMPANY

By:	/s/ E. Townes Duncan
Name: E. Townes Duncan
Title: President

SOLIDUS PARNTERS, L.P.

By:	/s/ E. Townes Duncan
Name: E. Townes Duncan
Title: General Partner

VANDERBILT UNVERSITY

By:	/s/ William T. Spitz
Name: William T. Spitz
Title: Vice Chancellor